Exhibit 5.1

April 13, 2012

Intermountain Community Bancorp

414 Church Street

Sandpoint, Idaho 83864

Re: Rights Offering Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Intermountain Community Bancorp (the “Company”), in connection with the anticipated issuance by the Company to its shareholders of record as of January 20, 2012 (the “Record Date”) of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, no par value (the “Common Stock”), of the Company at a price of $1.00 per share (the “Rights Offering”). Pursuant to the Rights Offering, up to 8,700,000 shares of Common Stock may be issued and sold by the Company upon exercise of the Rights (the “Rights Shares”). The Company has filed a pre-effective amendment to Registration Statement on Form S-1 (Commission File No. 333-180071) of even date herewith, as it may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Rights and the Rights Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a preliminary prospectus (the “Preliminary Prospectus”), and will include a final prospectus (the “Final Prospectus”) to be furnished to the holders of record of the Company’s Common Stock as of the Record Date in connection with the Rights Offering. The Rights and the Rights Shares are collectively referred to herein as the “Securities.” This opinion is furnished to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

For purposes of this opinion letter, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Preliminary Prospectus and such corporate records, certificates and other documents and matters of law as we deemed appropriate for the purpose of this opinion.

We have assumed without investigation the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of all documents submitted to us as original documents and the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. As to matters of fact material to this opinion, we have relied solely upon our examination of the documents referred to above, the statements therein and the oral and written statements of officers of the Company and of public officials, and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and statements made by officers of the Company and public officials to us. Other than obtaining confirmation from officers of the Company as to the accuracy, existence or non-existence of certain facts relating to the Company, we have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters. We have made such review of laws as we consider necessary for purposes of this opinion.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any Securities, the Registration Statement and any amendments will have been declared effective under the Securities Act, that the registration will apply to such Securities and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Securities and the Final Prospectus describing the Securities will be filed with the Commission to the extent required by applicable law and relevant rules and regulations of the Commission.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed below are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability, materiality and public policy (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

Based on the foregoing, and subject to the qualifications, assumptions, exceptions and limitations stated herein, we are of the opinion that:

(i)	the Rights have been duly authorized by all necessary corporate action of the Company and, when issued and delivered in accordance with the terms and conditions of the Rights Offering described in the Registration Statement, will be validly issued and will constitute the valid and legally binding obligations of the Company; and

(ii)	the Rights Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance and delivery against payment therefor in accordance with the terms of the Rights Offering, as described in the Registration Statement, upon exercise of the Rights, the Rights Shares will be validly issued, fully paid and nonassessable.

Attorneys at our Firm are admitted to the practice of law in the State of Washington. Several of our attorneys are also licensed to practice in the State of Idaho. We have reviewed applicable provisions of the Idaho General Corporation Law, as well as reported judicial decisions interpreting such provisions, as we have deemed appropriate in connection with the opinions expressed herein. This opinion letter is limited to the laws of the States of Washington and Idaho, and the federal laws of the United States and we express no opinion as to the laws of any other jurisdictions. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We assume no obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion. No opinion may be implied or inferred beyond the opinions expressly stated in the paragraph immediately above.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our name under the heading “Legal Matters” in the Prospectus constituting part of such Registration Statement. In giving our consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

  Very truly yours,

/s/ GRAHAM & DUNN PC

GRAHAM & DUNN PC